Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of Sitio Royalties Corp.’s (the “Company,” “we,” “us” or “our”) Class A common stock, par value $0.0001 per share, and Class C common stock, par value $0.0001 per share, is based upon our amended and restated certificate of incorporation (the “A&R Charter”) and our amended and restated bylaws (the “A&R Bylaws”). We have summarized certain portions of our A&R Charter and A&R Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our A&R Charter and A&R Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Authorized Capital Stock

Our authorized capital stock consists of 240,000,000 shares of Class A common stock, 120,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock.

Common Stock
Class A common stock

Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on our stockholders. Holders of the Class A common stock and holders of the Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or the A&R Charter. Notwithstanding the foregoing, except as otherwise required by law or the A&R Charter (including any preferred stock designation), holders of shares of Class A common stock shall not be entitled to vote on any amendment to the A&R Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the A&R Charter (including any preferred stock designation) or as required by applicable provisions of the Delaware General Corporation Law (the “DGCL”), or applicable stock exchange rules. In addition, holders of Class A common stock, voting as a separate class, are entitled to approve any amendment, alteration or repeal of any provision of the A&R Charter (whether by merger, consolidation or otherwise), if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class A common stock, the powers, preferences or rights of the Class A common stock, relative to the powers, preferences or rights of any other class of common stock, as such relative powers, preferences or rights exist as of the date of the A&R Charter.

Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock.

The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class C common stock

Holders of the Class C common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class C common stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law or the A&R Charter. Notwithstanding the foregoing, except as otherwise required by law or the A&R Charter

Exhibit 4.11

(including any preferred stock designation), holders of shares of Class C common stock shall not be entitled to vote on any amendment to the A&R Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the A&R Charter (including any preferred stock designation) or as required by applicable provisions of the DGCL or applicable stock exchange rules. In addition, holders of Class C common stock, voting as a separate class, are entitled to approve any amendment, alteration or repeal of any provision of the A&R Charter (whether by merger, consolidation or otherwise), if such amendment, alteration or repeal would alter or change, in a manner adverse to the holders of the Class C common stock, the powers, preferences or rights of the Class C common stock, relative to the powers, preferences or rights of any other class of common stock, as such relative powers, preferences or rights exist as of the date of the A&R Charter.

Under the A&R Charter, no dividends may be declared or paid on shares of Class C common stock and holders of Class C common stock do not receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. In addition, the Company may not enter into any agreement providing for (i) a merger, consolidation or other business combination requiring the approval of the Company’s stockholders, (ii) any acquisition of all or substantially all of the Company’s assets or (iii) any tender or exchange offer by the Company or any third party to acquire stock of the Company (collectively, a “sale transaction”) in which it is proposed that (1) the shares of Class C common stock are converted into the right to receive, directly or indirectly, in connection with such sale transaction, any consideration or (2) each share of Class C common stock, together with each common unit representing limited partnership interests (the “OpCo Units”) in Sitio Royalties Operating Partnership, LP, a Delaware limited partnership, are converted into the right to receive, in connection with a sale transaction, a different amount of consideration on a per share basis as that received by each share of Class A common stock.

The shares of Class C common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class C common stock. All outstanding shares of our Class C common stock are fully paid and non-assessable.

Certain Anti-Takeover Provisions of Delaware Law
Delaware Law

Section 203 of the DGCL (“Section 203”), subject to certain exceptions set forth therein, prohibits a Delaware corporation from engaging in any business combination (as defined in Section 203) with any interested stockholder (as defined in Section 203) for a period of three years following the date that the stockholder became an interested stockholder, unless:

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the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors before the date the interested stockholder attained that status;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
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on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A corporation may elect not to be subject to Section 203. We have elected to not be subject to the provisions of Section 203.

Exhibit 4.11

A&R Charter and A&R Bylaws

Provisions of our A&R Charter and A&R Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our A&R Charter and A&R Bylaws:

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provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our A&R Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders;
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authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;
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provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;
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provide that special meetings of our stockholders may be called only by our board pursuant to a majority vote of our board and the ability of our stockholders to call a special meeting is specifically denied; and
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provide that our A&R Bylaws may be amended by unilateral action of a majority of the board of directors.
Corporate Opportunity

The A&R Charter provides that, to the fullest extent permitted by law, (i) the Company renounces all interest and expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities presented to any of its directors, stockholders or certain other exempted persons, including KMF DPM HoldCo, LLC and Chambers DPM HoldCo, LLC, each an affiliate of Kimmeridge, Rock Ridge Royalty Company, LLC and Royal Resources, L.P., each an affiliate of Blackstone Inc., and Source Energy Leasehold, LP and Permian Mineral Acquisitions, LP (collectively, the “Exempted Persons”), or affiliates of such persons, (ii) none of the Company’s directors or stockholders or the Exempted Persons that is not an employee of the Company or its subsidiaries has a duty to refrain from engaging in the same or similar business activities or lines of business as the Company or its subsidiaries, and (iii) none of the Company’s directors or stockholders or the Exempted Persons that is not an employee of the Company or its subsidiaries has a duty to communicate or offer such business opportunities to the Company, unless such potential transaction or business opportunity is expressly offered to a director solely in his or her capacity as a director of the Company or its subsidiaries.

Limitation of Liability

The A&R Charter provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption

Exhibit 4.11

from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Indemnification

The A&R Charter and A&R Bylaws provide that, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Company will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such person in connection with such proceeding.

Exclusive Forum

The A&R Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have jurisdiction, another state or federal court siting in the State of Delaware with subject matter jurisdiction, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the A&R Charter or the A&R Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the A&R Charter or the A&R Bylaws, or (v) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Listing

Our Class A common stock is listed on the NYSE under the symbol “STR.”